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                                                                  EXHIBIT 23(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 7 and Amendment No. 9 to the Registration Statement Nos. 333-83074 and 811-21038 on Form N-1A of MLIG Variable Insurance Trust of our reports each dated February 15, 2006, appearing in the annual reports to shareholders of MLIG Variable Insurance Trust for the year ended December 31, 2005, and to the references to us under the captions "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Prospectuses and Statement of Additional Information, which are part of such Registration Statement.


/s/ Deloitte & Touche LLP

Boston, Massachusetts
April 28, 2006